EXHIBIT 23



              Independent Auditors' Consent and Report on Schedules


The Board of Directors
Donegal Group Inc.:


The audits referred to in our report dated February 23, 2001 include the related financial statement schedules as of December 31, 2000, and for each of the years in the three-year period ended December 31, 2000, included in the annual report on Form 10-K. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-1287, 333-06681, 33-26693, 33-61095, 333-93785 and 333-94301) on Forms S-8
and registration statement (No. 333-36585) on Form S-3 of Donegal Group Inc. of our reports dated February 23, 2001, relating to the consolidated balance sheets of Donegal Group Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows and related financial statement schedules for each of the years in the three-year period ended December 31, 2000, which reports appear in the December 31, 2000 annual report on Form 10-K of Donegal Group Inc.



KPMG LLP

Philadelphia, Pennsylvania
March 29, 2001